UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14C
(Rule 14c-101)

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☐  Preliminary Information Statement
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☑  Definitive Information Statement

CLEARWIRE CORPORATION
(Name of Registrant as Specified in its Charter)

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NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

CLEARWIRE CORPORATION
4400 CARILLON POINT
KIRKLAND, WASHINGTON 98033

TO BE EFFECTIVE ON DECEMBER 21, 2009

DATE FIRST MAILED TO STOCKHOLDERS: NOVEMBER 30, 2009

To the Stockholders of Clearwire Corporation:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Clearwire Corporation, a Delaware corporation (the “Company”), in connection with action taken by the holders of a majority of the issued and outstanding voting securities of the Company, by written consent dated November 9, 2009, approving (1) the investment agreement, by and among the Company and certain of its existing stockholders, pursuant to which those stockholders will invest an aggregate of approximately $1.56 billion in the Company and its subsidiary, Clearwire Communications, LLC, (2) the proposed rights offering, pursuant to which rights to purchase shares of the Company’s Class A Common Stock will be granted to holders of Class A Common Stock (and the Company’s outstanding warrants and employee equity incentives, as required by their terms), (3) the amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock of the Company from 1,300,000,000 to 1,500,000,000 and to increase the number of authorized shares of Class B Common Stock of the Company from 750,000,000 to 1,000,000,000, and (4) in connection with the foregoing proposed investment and rights offering, the issuance of 20% or more of the number of shares of the Company’s common stock currently outstanding. The Company anticipates that the actions to be taken pursuant to the written consent will be taken on or about December 21, 2009, 20 days plus one business day after the mailing of this Information Statement.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve these matters. The accompanying Information Statement is provided solely for your information.

Sincerely,

William T. Morrow
Chief Executive Officer
Clearwire Corporation

CLEARWIRE CORPORATION
4400 Carillon Point
Kirkland, Washington 98033

INFORMATION STATEMENT

ABOUT THIS INFORMATION STATEMENT

General

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Clearwire Corporation, a Delaware corporation (the “Company”, “we”, “us”, or “our”), is sending you this Information Statement solely for purposes of informing our stockholders of record as of November 9, 2009 (the “Record Date”), in the manner required by Regulation 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Delaware General Corporation Law (the “DGCL”), of the actions taken by our Board of Directors at a duly convened meeting and our stockholders by written consent in lieu of a special meeting. No action is requested or required on your part.

Summary of the Corporate Actions

In order to provide additional capital to the Company for the deployment and operation of its mobile 4G WiMAX network, the holders of a majority of the Company’s issued and outstanding voting securities approved, by written consent dated November 9, 2009 (1) the investment agreement, which we refer to as the Investment Agreement, entered into on November 9, 2009 by the Company, its subsidiary, Clearwire Communications, LLC, which we refer to as Clearwire Communications, Sprint Nextel Corporation, Comcast Corporation, Intel Corporation, Time Warner Cable Inc., Bright House Networks, LLC, and Eagle River Holdings, LLC, pursuant to which, among other things, the other parties thereto will invest in the Company and Clearwire Communications an aggregate of approximately $1.56 billion, which we refer to as the Private Placement, (2) the proposed rights offering, pursuant to which rights to purchase shares of the Company’s Class A Common Stock, which we refer to as the Class A Common Stock, will be granted to holders of Class A Common Stock on the record date for the rights offering (and the Company’s outstanding warrants and employee equity incentives, as required by their terms), which we refer to as the Rights Offering, (3) the amendment of the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock from 1,300,000,000 to 1,500,000,000 and increase the number of authorized shares of Class B Common Stock of the Company, which we refer to as the Class B Common Stock, from 750,000,000 to 1,000,000,000, which we refer to as the Charter Amendment, and (4) in connection with the Private Placement and Rights Offering, the issuance of 20% or more of the number of shares of the Company’s common stock currently outstanding. We refer herein to Sprint Nextel Corporation and its affiliates as Sprint. We refer to Comcast Corporation and its affiliates as Comcast. We refer to Intel Corporation and its affiliates as Intel. We refer to Time Warner Cable Inc. and its affiliates as Time Warner Cable. We refer to Bright House Networks, LLC and its affiliates as Bright House Networks. We refer to Eagle River Holdings, LLC as Eagle River. We refer herein to Sprint, Comcast, Intel, Time Warner Cable, Bright House Networks and Eagle River as the Participating Equityholders.

This Information Statement is being mailed on or about November 30, 2009 to the Company’s stockholders of record as of the Record Date. The Company anticipates that the actions to be taken pursuant to the written consent will be taken on or about December 21, 2009, 20 days plus one business day after the mailing of this Information Statement.

The Company’s principal executive offices are located at 4400 Carillon Parkway, Kirkland, Washington 98033, and the Company’s telephone number is (425) 216-7600.

Voting and Vote Required

The Company is not seeking consent, authorizations or proxies from you. Under the DGCL and the Company’s Restated Certificate of Incorporation, the Charter Amendment may be effected, and, under the rules of the Nasdaq Stock Market, which we refer to as Nasdaq, and the Company’s Restated Certificate of Incorporation, the issuance of 20% or more of the number of shares of the Company’s outstanding common stock may be approved, without a meeting of stockholders, by a resolution of our Board of Directors followed by the written consent of stockholders holding voting rights equivalent to a majority of the voting power of all of our capital stock. In addition, pursuant to the Equityholders’ Agreement, dated November 28, 2008, entered into by the Company, Google Inc., which we refer to as Google, and the Participating Equityholders, which we refer to as the Equityholders’ Agreement, certain approvals of the representative for Comcast, Time Warner Cable, Bright House Networks and Google, as a group, which we refer to collectively as the Strategic Investors, Sprint and Intel, are required prior to the consummation of the transactions contemplated by the Investment Agreement.

As of the date of the written consent of stockholders executed by Google and the Participating Equityholders, the Company had 195,956,715 shares of Class A Common Stock outstanding and entitled to vote and 528,823,529 shares of Class B Common Stock outstanding and entitled to vote. Each share of Class A Common Stock and each share of Class B Common Stock is entitled to one vote, and the holders of Class A Common Stock and Class B Common Stock vote together as a single class. On the Record Date, the Participating Equityholders and Google owned, in the aggregate, 102,001,389 shares of Class A Common Stock and 528,823,529 shares of Class B Common Stock, or approximately 87%, of the Company’s voting power, in the aggregate. Accordingly, the written consent executed by the Participating Equityholders and Google, including the representative for the Strategic Investors, is sufficient to approve the actions contemplated herein and no further stockholder action is required.

Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law

Pursuant to Article 1, Section 12 of its bylaws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Article 1, Section 12 of the bylaws and Section 228(e) of the DGCL.

Appraisal Rights

Stockholders of the Company are not entitled to appraisal rights under the DGCL in connection with the transactions contemplated by the Investment Agreement.

THE INVESTMENT AGREEMENT AND RELATED MATTERS

The Investment Agreement

General

On November 9, 2009, the Company entered into the Investment Agreement with Clearwire Communications and each of the Participating Equityholders. The Investment Agreement sets forth the terms and conditions of the Private Placement, pursuant to which the Participating Equityholders will make a series of investments in the Company and Clearwire Communications in an aggregate amount of approximately $1.56 billion. The Investment Agreement also sets forth the terms and conditions of the investment by Sprint and Comcast, holders of indebtedness of the Company under its senior term loan facility, in newly issued senior secured notes of Clearwire Communications and Clearwire Finance, Inc. issued in connection with the offering described below, which we refer to as the Notes, in replacement of equal amounts of indebtedness of the Company under its senior term loan facility, which investment we refer to as the Rollover Transactions (as further described below). We collectively refer to the Private Placement and the Rollover Transactions as the Equityholder Investments. Under the Investment Agreement, the Company has also agreed to commence the Rights Offering, pursuant to which rights to purchase shares of Class A Common Stock will be granted pro rata to holders of Class A Common Stock (and the Company’s outstanding warrants and employee equity incentives, as required by their terms) as of the record date for the Rights Offering, which will be determined by the Audit Committee of the Board of Directors of the Company. The Participating Equityholders and Google have agreed not to exercise or transfer any rights they receive in the Rights Offering, subject to limited exceptions.

We intend to use the aggregate of approximately $1.56 billion of proceeds from the Private Placement and the proceeds, if any, of the Rights Offering for general corporate purposes, including the deployment of our 4G mobile WiMAX network, and to pay fees and expenses associated with the Rights Offering and the Equityholder Investments.

In accordance with the governing documents of the Company, the Private Placement with the Participating Equityholders was approved and recommended after a multi-month review and negotiation process by the disinterested members of the Audit Committee of the Board of Directors of the Company and approved by the disinterested members of the Board of Directors, in addition to other approvals obtained in connection with the transactions. As part of its review, the Audit Committee engaged its own legal and financial advisors, and received an opinion from Morgan Stanley & Co. Incorporated, its financial advisor, dated November 9, 2009, to the effect that as of that date, and based on the assumptions, qualifications and limitations stated therein, the consideration of $7.33 per unit of each of the Class B common interests of Clearwire Communications, which we refer to as the Clearwire Communications Class B Common Interests, and Clearwire Communications Voting Interests (as defined below) to be received by Clearwire Communications in the Private Placement was fair to the Company from a financial point of view.

On November 3, 2009, a majority of the Company’s Board of Directors adopted resolutions approving the Equityholder Investments, the Rights Offering and the related corporate actions, including the Charter Amendment and the other actions outlined below, and authorizing the Audit Committee of the Board of Directors to approve the final terms of, and the decision to proceed with, the Equityholder Investments, the Rights Offering and other related corporate actions. On November 9, 2009, the disinterested members of the Audit Committee adopted resolutions approving the definitive terms of such transactions, including the Investment Agreement, and authorizing the Company to proceed with such transactions. On November 9, 2009, the Participating Equityholders and Google, as holders of approximately 87% of the outstanding voting shares of the Company, approved the actions by written consent.

The Private Placement

In the Private Placement, the Participating Equityholders will invest in Clearwire Communications a total of approximately $1.56 billion in exchange for voting equity interests in Clearwire Communications, which we refer to as Clearwire Communications Voting Interests, and Clearwire Communications Class B Common Interests, in the following amounts:

•	Sprint will contribute approximately $1.176 billion, in the aggregate, to Clearwire Communications in exchange for approximately 160.4 million Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $794.9 million of which was contributed on November 13, 2009 at the First Investment Closing (as defined below);

•	Comcast will contribute approximately $196.0 million, in the aggregate, to Clearwire Communications in exchange for approximately 26.7 million Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $132.5 million of which was contributed on November 13, 2009 at the First Investment Closing;

•	Time Warner Cable will contribute approximately $103.0 million, in the aggregate, to Clearwire Communications in exchange for approximately 14.1 million Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $69.6 million of which was contributed on November 13, 2009 at the First Investment Closing;

•	Bright House Networks will contribute approximately $19.0 million, in the aggregate, to Clearwire Communications in exchange for approximately 2.6 million Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $12.8 million of which was contributed on November 13, 2009 at the First Investment Closing;

•	Intel will contribute approximately $50.0 million, in the aggregate, to Clearwire Communications in exchange for approximately 6.8 million Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $33.8 million of which was contributed on November 13, 2009 at the First Investment Closing; and

•	Eagle River will contribute approximately $20.0 million, in the aggregate, to Clearwire Communications in exchange for approximately 2.7 million Clearwire Communications Class B Common Interests and the same number of Clearwire Communications Voting Interests, approximately $13.5 million of which was contributed on November 13, 2009 at the First Investment Closing.

Immediately following the receipt by the Participating Equityholders of Clearwire Communications Voting Interests and Clearwire Communications Class B Common Interests, each of the Participating Equityholders will contribute to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

The Participating Equityholders and Google, as holders of approximately 87% of the outstanding voting shares of the Company, executed the written consent of stockholders approving an increase in the Company’s share capital as well on November 9, 2009 approving the completion of the Private Placement as required under the Nasdaq rules, in order to issue shares of common stock equal to or in excess of 20% of the number of shares of the Company’s currently outstanding shares. However, under the U.S. securities laws and applicable Nasdaq rules, the full amount of Class B Common Stock to be purchased by the Participating Equityholders under the Investment Agreement may not be purchased until 20 calendar days have elapsed since the mailing of an Information Statement on Schedule 14C to the Company’s stockholders, at which time the matters subject to the written consent would become effective. Due to these rules, the Participating Equityholders purchased an aggregate of approximately $1.057 billion of the Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests, pro rata based on their respective investment amounts set forth above, on November 13, 2009. This was the maximum amount permitted by the Nasdaq rules prior to the effectiveness of the written consent of stockholders executed by Google and the Participating Equityholders. We refer to this closing as the First Investment Closing. An additional approximately $440.3 million of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests will be purchased within one business day following the date on which such purchase is permitted by Nasdaq rules and applicable law, assuming satisfaction of the other applicable customary closing conditions. We refer to the consummation of this purchase as the Second Investment Closing. The remaining securities will be purchased within one business day following the date on which an additional closing condition regarding the delivery of certain financial information to Sprint by the Company and other applicable customary closing conditions are satisfied, which is expected to occur in the Company’s first fiscal quarter of 2010. We refer to the consummation of this purchase as the Third Investment Closing.

Under the Investment Agreement, in exchange for the purchase by Sprint, Comcast, Time Warner Cable and Bright House Networks of Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests in amounts exceeding their respective Percentage Interest, as defined in the Equityholders’ Agreement (determined immediately prior to the First Investment Closing), the Company will pay a fee equal to approximately $18.9 million to Sprint, approximately $3.1 million to Comcast, approximately $1.7 million to Time Warner Cable and approximately $0.3 million to Bright House Networks on the terms described below. We refer to each of these fees as an Over-Allotment Fee. The fees will be paid in installments at each of the Second Investment Closing and the Third Investment Closing. The Company will deliver the applicable Over-Allotment Fee to the applicable Participating Equityholder, at the option of such Participating Equityholder, (i) in Clearwire Communications Class B Common Interests valued at $7.33 per interest and an equal number of Clearwire Communications Voting Interests, or (ii) in cash, by wire transfer of immediately available funds. Sprint has irrevocably elected to receive at least 50% of the Over-Allotment Fee payable to Sprint in Clearwire Communications Class B Common Interests and Clearwire Communications Voting Interests. Immediately following the receipt by any Participating Equityholder of Clearwire Communications Voting Interests in payment of an Over-Allotment Fee, each such Participating Equityholder will contribute to the Company its Clearwire Communications Voting Interests in exchange for an equal number of shares of Class B Common Stock.

The Company’s consummation of the Private Placement at each investment closing is conditioned upon (i) solely with respect to the Second Investment Closing and Third Investment Closing, the actions described in the Participating Equityholders’ and Google’s written consent being able to be effected under applicable law and Nasdaq rules, including the Charter Amendment being effective, (ii) no applicable law prohibiting or preventing, and no injunction, writ, preliminary restraining order or other government order prohibiting, the consummation of the transactions described in the Investment Agreement (including the Equityholder Investments, the Rights Offering and the Charter Amendment), (iii) the Class A Common Stock issued upon conversion of the Class B Common Stock and Clearwire Communications Class B Common Interests issued in the Private Placement will have been listed on Nasdaq, (iv) solely with respect to the First Investment Closing and Second Investment Closing, (x) the representations and warranties of the Company and Clearwire Communications shall be true and correct other than, subject to certain limited exceptions, failures to be true and correct which would not reasonably be expected to have a material adverse effect, and (y) the Company shall have amended its change in control severance plan to provide that the transactions under the Investment Agreement will not constitute a “change of control” under the plan and the Company’s Chief Executive Officer shall have consented to such amendment, (v) each of Sprint, Comcast and Time Warner Cable shall have contemporaneously made its investment pursuant to the Private Placement, and (vi) solely with respect to the Third Investment Closing, Sprint shall have received certain specified financial information from the Company with respect to the Company’s fiscal year ending December 31, 2009, or Sprint shall have waived its right to receive such information.

The Rollover Commitments

On November 24, 2009 Clearwire Communications completed an offering of approximately $1.85 billion of its Notes and priced a supplemental offering of an additional $920 million of its Notes, the sale of which it expects to consummate on December 9, 2009. The gross proceeds of this supplemental offering will be placed in an escrow account until the consummation of the Second Investment Closing. The Investment Agreement provides that in the event Clearwire Communications issues senior secured notes or other first lien indebtedness, which we collectively refer to with the senior secured notes as Refinancing Debt, in an aggregate amount such that the net cash proceeds of such issuance (inclusive of the Rollover Amounts described below) are sufficient, and will be used, to pay in full all outstanding loans, together with accrued and unpaid interest and fees, prepayment of premium (if any), and all other amounts owing under the Company’s senior term loan facility (including, without limitation, all such amounts owing to Comcast and Sprint (each of which we refer to as a Rollover Investor) in its capacity as a lender under the Company’s senior term loan facility (all such amounts owing to such Rollover Investor being its respective “Rollover Amount”)), then each Rollover

Investor agrees that it will purchase from Clearwire Communications (or, if directed by Clearwire Communications, from the initial purchasers of the Refinancing Debt) an amount of Refinancing Debt, the gross proceeds of which will be sufficient to repay the Rollover Amount owed to each Rollover Investor in its capacity as a lender under the senior term loan facility.

On November 24, 2009, the Rollover Transactions were consummated, with Sprint and Comcast paying approximately $180.0 million and approximately $67.0 million, respectively, to purchase Notes, which amounts were in turn used by the Company to repay Sprint and Comcast in full for all amounts owed to them under the senior term loan facility. Pursuant to the terms of the Investment Agreement, upon the consummation of the Rollover Transactions, the Company paid a fee in cash to each of Sprint and Comcast in the amount of approximately $5.4 million and approximately $2.0 million, respectively.

The Rights Offering

Under the Investment Agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission, which we refer to as the Rights Offering Registration Statement, as soon as practicable following the execution of the Investment Agreement, pursuant to which the rights offered in the Rights Offering and the underlying shares of Class A Common Stock will be registered under the Securities Act of 1933, as amended, which we refer to as Securities Act. Promptly after the effectiveness under the Securities Act of the Rights Offering Registration Statement, the Company will distribute at no charge, to all holders of Class A Common Stock (and the Company’s outstanding warrants and employee equity incentives, as required by their terms) at the close of business on the record date for the Rights Offering, one right to subscribe for shares of Class A Common Stock for each share of Class A Common Stock held by such holder as of such record date. The record date for the rights offering will be determined by the Audit Committee of the Board of Directors of the Company. Each right will entitle a holder to purchase at a per share price of $7.33, 0.4336 shares of Class A Common Stock, which is the same ratio of new shares of Class B Common Stock to be issued to Sprint in the Private Placement, relative to the number of shares of Class B Common Stock held by Sprint prior to the transactions. The rights will be exercisable and freely transferable by holders for six months following the distribution date of the rights. The Company expects that the rights will be detachable and tradable on Nasdaq. The Company is not permitted to materially amend any terms of the Rights Offering, terminate the Rights Offering or waive any material condition to the closing of the Rights Offering, in each case without the prior written consent of the Participating Equityholders. The Participating Equityholders and Google on their own behalf have agreed not to exercise or transfer any rights they receive pursuant to the Rights Offering, subject to limited exceptions.

THIS NOTICE OF PROPOSED REGISTERED OFFERING SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES.

The Charter Amendment

The Company’s Restated Certificate of Incorporation currently authorizes the issuance of 2,065,000,000 shares, consisting of 1,300,000,000 shares of Class A Common Stock, 750,000,000 shares of Class B Common Stock and 15,000,000 shares of preferred stock, par value $0.0001 per share. As of the Record Date, 195,956,715 shares of Class A Common Stock were outstanding, 528,823,529 shares of Class B Common Stock were outstanding, and no shares of preferred stock were outstanding. The closing price of the Class A Common Stock on Nasdaq on November 25, 2009 was $5.68.

In order to ensure that the Company will have sufficient authorized but unissued shares of Class A Common Stock and Class B Common Stock for issuance in connection with the Private Placement and the Rights Offering, the Company’s Board of Directors approved the Charter Amendment, which was subsequently approved by the written consent of the Participating Equityholders and Google, to increase the number of shares of Class A Common Stock authorized for issuance from 1,300,000,000 shares to 1,500,000,000 shares, and to increase the number of shares of Class B Common Stock authorized for issuance from 750,000,000 shares to 1,000,000,000 shares. The number of shares of preferred stock authorized for issuance will remain at 15,000,000. The Charter Amendment is expected to become effective upon the expiration of 20 calendar days after the date of the Company’s mailing of this Information Statement to its stockholders.

Upon the effective date of the Charter Amendment, the Company expects to have approximately 630,988,490 shares of Class A Common Stock and approximately 326,945,205 shares of Class B Common Stock authorized and available for future issuance. The additional shares of common stock to be authorized for issuance upon the adoption of the Charter Amendment would possess rights identical to the currently authorized common stock. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Company’s Board of Directors. The full text of the Charter Amendment is set forth in Appendix A to this Information Statement.

Issuance of Common Stock Equal to 20% or More of the Common Stock Outstanding

In the Private Placement, the Company will issue 213,369,711 shares of Class B Common Stock (which may be increased to the extent Participating Equityholders elect to be paid their Over-Allotment Fee in Clearwire Class B Common Interests and Clearwire Communication Voting Interests). Pursuant to the terms of the proposed Rights Offering, each holder of Class A Common Stock (and the Company’s outstanding warrants and employee equity incentives, as required by their terms) will receive one right to subscribe for shares of Class A Common Stock for each share of Class A Common Stock held by such holder as of the record date for the Rights Offering. Each right will entitle a holder to purchase 0.4336 shares of Class A Common Stock at a per share price of $7.33. As of the Record Date, the Company had 195,956,715 shares of Class A Common Stock outstanding and entitled to vote.

The Company’s Class A Common Stock is listed on Nasdaq and, as a result, the Company is subject to the rules of Nasdaq. Nasdaq Rule 5635 requires that a listed company obtain the consent of its stockholders prior to issuing securities in a transaction other than a public offering if the sale, issuance or potential issuance by the Company of common stock (or securities convertible into or exercisable common stock) equal to or in excess of 20% of the common stock or 20% of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

The number of shares of Class A Common Stock and Class B Common Stock that will be issuable pursuant to the Rights Offering and the Private Placement will, in the aggregate, be in excess of 20% of the outstanding shares of the Company’s common stock before the issuance, and the price at which the shares will be issued is lower than the book value of the Class A Common Stock and Class B Common Stock on the date of the Investment Agreement.

Because the Company has obtained the written consent of holders representing a majority of the voting power of the Company, it has satisfied Nasdaq Rule 5635 and therefore will be permitted to issue shares of common stock equal to or in excess of 20% of the outstanding shares of common stock before the issuance at a price below the book value of the shares. However, because applicable securities laws require that the actions approved under the written consent cannot be taken until 20 calendar days have elapsed since the mailing of an Information Statement on Schedule 14C to the Company’s stockholders, the Second Investment Closing and the Third Investment Closing may not take place until after such time.

Effect of the Private Placement and Rights Offering on Existing Stockholders

The ownership interest of the existing stockholders of the Company, other than the Participating Equityholders and holders of Class A Common Stock that participate on a pro rata basis in the Rights Offering, will decrease in proportion to the number of shares of Class B Common Stock issued in the Private Placement. The voting interest of the existing stockholders of the Company, other than the Participating Equityholders and holders of Class A Common Stock that participate on a pro rata basis in the Rights Offering, will decrease in proportion to the number of shares of Class B Common Stock issued in the Private Placement. In addition, unless you participate on a pro rata basis in the Rights Offering, our issuance of additional shares of Class A Common Stock pursuant to the Rights Offering will reduce your ownership interest and voting interest in the Company, in proportion to the number of shares of Class A Common Stock issued upon exercise of the rights. Our future issuance of additional shares may have the effect of diluting earnings per share and book value per share of the outstanding shares at that time.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

Certain of our directors are also executives or directors at or have controlling interests in certain of the Participating Equityholders. Craig McCaw is the controlling member of Eagle River. Daniel R. Hesse is Chief Executive Officer, President and a director of Sprint Nextel Corporation, Keith O. Cowan is President-Strategic Planning and Corporate Initiatives of Sprint Nextel Corporation, Steven L. Elfman is President of Network Operations and Wholesale of Sprint Nextel Corporation, Frank Ianna is a director of Sprint Nextel Corporation, and Sean Maloney is Executive Vice President and General Manager, Intel Architecture Group for Intel.

Commercial agreements

On November 28, 2008, the Company completed the transactions contemplated by the Transaction Agreement and Plan of Merger, which we refer to as the Merger Agreement, dated as of May 7, 2008 (as amended by Amendment No. 1 to the Merger Agreement, dated as of November 21, 2008), by and among the former Clearwire Corporation (which, upon consummation of the transactions contemplated by the Merger Agreement, which we refer to as the Merger Transactions, became Clearwire Legacy LLC), which we refer to as Old Clearwire, Sprint, Comcast, Time Warner Cable, Bright House Networks, Google and Intel.

At the consummation of the Merger Transactions, which we refer to as the Merger Closing, Clearwire Communications entered into the following commercial agreements with the Participating Equityholders and Google, which relate to the bundling and reselling of Clearwire’s WiMAX services and Sprint’s third generation wireless communications, which we refer to as 3G, services, the embedding of WiMAX chips into various devices, and the development of Internet services and protocols, among other things:

Intellectual Property Agreement

At the Merger Closing, Clearwire Communications entered into an intellectual property agreement with Sprint, which we refer to as the Intellectual Property Agreement, pursuant to which Sprint assigned and caused its controlled affiliates to assign to Clearwire Communications, and all persons in which Clearwire Communications is the owner, directly or indirectly, of at least 50% of the person’s voting stock, all of Sprint’s right, title and interest in certain WiMAX patent applications, certain trademarks, and certain other software and other proprietary information related to its WiMAX business. In addition, Sprint granted and caused its controlled affiliates to grant to Clearwire Communications, and all persons in which Clearwire Communications is the owner of at least 50% of the person’s voting stock, non-exclusive licenses to exercise any rights with respect to certain proprietary software and certain WiMAX-related proprietary information owned by Sprint or its controlled affiliates prior to the effective date of the Intellectual Property Agreement and not otherwise assigned to Clearwire Communications or any persons in which Clearwire Communications is the owner of at least 50% of the person’s voting stock.

Under the Intellectual Property Agreement, Sprint and Clearwire Communications agree to cooperate in connection with:

•	the preparation, filing, prosecution, maintenance and defense of each other’s patents;

•	any suit for infringement of each other’s patents brought by Clearwire Communications, Sprint or their controlled affiliates against a third party; and

•	executing any applicable documents requested by one another to perfect ownership and register patent assignments with any patent office.

Further, Clearwire Communications and Sprint agree to not assert their respective patent rights against each other for a period of ten years from date of the agreement (or 15 years with respect to patents related to VoIP owned by Sprint and its subsidiaries) or for so long as Sprint has an ownership interest in Clearwire Communications, whichever is longer. Subject to certain exceptions, all intellectual property assigned or licensed would be assigned or licensed, as applicable, “as is,” without any representations, warranties or indemnifications. Sprint and Clearwire Communications may potentially cooperate in defending third-party infringement suits by asserting patents for the benefit of the other.

3G MVNO Agreement

At the Merger Closing, Clearwire Communications exercised an option to become a party to a non-exclusive MVNO Support Agreement entered into on May 7, 2008, among Sprint Spectrum L.P. d/b/a Sprint, Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC, which we refer to as the 3G MVNO Agreement. We refer to mobile virtual network operators as MVNOs. Under the 3G MVNO Agreement, Sprint agrees to sell its code division multiple access, which we refer to as CDMA, mobile voice and data communications service, which we refer to as the PCS Service, for the purpose of resale by the other parties to each of their respective end user customers. Certain related entities, affiliates and purchases of divested cable operations are also authorized in certain circumstances to purchase under the 3G MVNO Agreement for resale to their respective end users. The PCS Service includes Sprint’s existing core network services, other network elements and information that enable a third party to provide services over the network, or core network enablers, and, subject to certain limitations and exceptions, new core network services, core network enablers and certain customized services. The 3G MVNO Agreement specifically excludes access to Sprint’s Integrated Digital Enhanced Network, which we refer to as iDEN, and services operating on a 2.5 GHz spectrum or any unlicensed spectrum, except as provided in the 3G MVNO Agreement with respect to certain converged products and services. Sprint has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice is provided.

Subject to certain exceptions, each of Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC, Clearwire Communications and any other parties permitted to become a party to the 3G MVNO Agreement that elect the option to do so, which we refer to as the 3G MVNOs, may market and sell the PCS Service provided that it does so as part of a defined bundle of products and services (each 3G MVNO has its own unique bundling terms). Also, subject to certain exceptions, the 3G MVNOs are restricted from reselling the PCS Service to other resellers. Subject to certain exceptions, the 3G MVNOs generally may not target market their respective end users activated on the Sprint network to switch to a competing wireless network or mass migrate their respective end users activated on the Sprint network to another competing wireless network.

With certain exceptions, the pricing of the PCS Service is primarily volume or usage based pricing with provisions to ensure long-term price competitiveness. Each 3G MVNO receives price protections designed to keep the Sprint offering market competitive with offerings to other similar resellers, taking into account a number of factors. Each 3G MVNO also receives protections from Sprint entering agreements with more favorable terms. With certain exceptions, each 3G MVNO has the right to opt into any agreement related to the wireless broadband services between Sprint and any other 3G MVNO on substantially identical terms.

While each party is responsible for procuring its own devices, Sprint is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. Each 3G MVNO is responsible for the relationship with the end user customer, including pricing, care and billing. Each 3G MVNO has the right to “tag along” with Sprint to successor networks to which Sprint migrates its comparable CDMA base, and, in certain circumstances, Sprint has a “drag along” right to force these parties to transition to such a successor network.

Each of Google and Intel and their respective controlled affiliates have the option to become a party to the 3G MVNO Agreement under the same general terms as the initial 3G MVNOs. In addition, each party to the 3G MVNO Agreement has customary indemnification obligations.

The 3G MVNO Agreement has an initial term that ends on December 31, 2018 with, subject to certain scale conditions, the 3G MVNOs’ unilateral option to renew for up to two additional successive five-year periods by notice to Sprint. Following expiration of the second five-year renewal, the 3G MVNO Agreement automatically renews for successive three-year renewal periods unless Sprint or another party to the 3G MVNO Agreement provides notice of its intent not to renew at least 90 days prior to the end of the term then in effect. Sprint is permitted to terminate the 3G MVNO Agreement with respect to any 3G MVNO on such other 3G MVNOs:

•	failure to pay undisputed amounts;

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•	entry into a business combination transaction pursuant to which such 3G MVNO becomes an affiliate of or acquires a business that competes with Sprint (based on criteria specified in the 3G MVNO Agreement).

Each 3G MVNO is permitted to terminate the agreement on:

•	Sprint’s material breach;

•	Sprint’s dissolution, bankruptcy or written admission of inability to pay debts;

•	material degradation of Sprint’s network;

•	Sprint’s entry into a business combination transaction pursuant to which Sprint becomes an affiliate of or acquires a business that competes with any 3G MVNO (based on criteria specified in the 3G MVNO Agreement); or

•	beyond a certain defined threshold, sale of licenses if Sprint does not enter into a service assumption agreement or loss of licenses in markets.

After the termination of the 3G MVNO Agreement, Sprint has varying obligations to provide post-termination transition assistance pursuant to varying phase out periods, based on the circumstances giving rise to the termination.

4G MVNO Agreement

At the Merger Closing, Clearwire Communications entered into a 4G MVNO Agreement with Comcast MVNO II, LLC, TWC Wireless, LLC, BHN Spectrum Investments, LLC and Sprint Spectrum L.P., which we refer to as the 4G MVNO Agreement, pursuant to which Clearwire Communications sells its wireless broadband services to the other parties to the 4G MVNO Agreement, for the purposes of the purchasers marketing and reselling the wireless broadband services to each of their respective end user customers. The wireless broadband services to be provided under the 4G MVNO Agreement are generally comprised of those services provided by Clearwire Communications to its retail customers, or standard network services, and certain other wireless broadband services, or non-standard network services requested by Comcast MVNO II, LLC, TWC Wireless, LLC and BHN Spectrum Investments, LLC and any other parties permitted to become a party to the 4G MVNO Agreement that exercise the option to do so, which we refer to as the 4G MVNOs. Under the 4G MVNO Agreement, Clearwire Communications agrees to, among other things, use commercially reasonable efforts to provide support services to each of the 4G MVNOs and to develop by certain prescribed dates certain wireless service and network elements.

Subject to certain exceptions, each 4G MVNO may market and sell the wireless broadband service provided that it does so as part of a defined bundle (each 4G MVNO has a unique bundle requirement). Also, subject to certain exceptions, the 4G MVNOs will be restricted from reselling the wireless broadband service to other resellers.

During the first seven years, Clearwire Communications has the exclusive right to develop and contract with original equipment manufacturers, which we refer to as OEMs, regarding embedded devices, including devices capable of functioning on a 4G mobile WiMAX network, and will exclusively work with OEMs to embed client managers. For a period of time and subject to certain exceptions, the 4G MVNOs generally may not target market their respective end users activated on the Clearwire Communications network to switch to a competing wireless network or mass migrate their respective end users activated on the Clearwire Communications network to another competing wireless network.

With certain exceptions, each 4G MVNO has the right to opt into any agreement related to the wireless broadband services between Clearwire Communications and any other 4G MVNO. Similar opt-in rights and bundling service protections are available with respect to any 4G agency agreement entered into between Clearwire Communications and any 4G MVNO. In certain circumstances, any purchaser of the divested cable television system of a multiple system operator that becomes a party to the 4G MVNO Agreement or Sprint wireless operations is authorized to purchase services under the 4G MVNO Agreement.

With certain exceptions, the pricing of the wireless broadband service is primarily a discount from Clearwire Communication’s retail price for similar services and pricing determinations will differ between standard and non-standard service offerings. Each 4G MVNO receives price protections in the form of certain terms and conditions that are designed to keep the Clearwire Communications’ offering market competitive with offerings to other similar resellers. Subject to certain qualifications, each 4G MVNO is entitled to more favorable economic and non-economic terms for the wireless broadband services provided by Clearwire Communications or certain of its affiliates to any other reseller.

While each party is responsible for procuring its own devices, Clearwire Communications is obligated to provide commercially reasonable assistance in obtaining terms from device manufacturers that are more favorable than those terms that could be obtained independently. In addition, the 4G MVNO Agreement includes certain protections from any party’s exclusive arrangements with device manufacturers. Clearwire Communications has the right to implement network controls as long as they are implemented consistently across the retail and wholesale base and notice was provided. Each 4G MVNO is responsible for the relationship with the end user customer, pricing, care and billing with respect to the wireless broadband service. The 4G MVNO Agreement provides for broad operational support capabilities that will be provided by Clearwire Communications.

Google and Intel and their respective controlled affiliates have the option to become a party to the 4G MVNO Agreement under the same general terms as the 4G MVNOs. The 4G MVNO Agreement has a five-year initial term with perpetual automatic five-year renewals, unless any 4G MVNO elects solely as to itself to provide notice of its intent not to renew at least 180 days prior to the end of the term then in effect. The 4G MVNO Agreement further provides that Clearwire Communications cannot enter into any other agreement that contains exclusivity provisions that are binding on any 4G MVNO or its customers or otherwise limit any 4G MVNO’s ability to provide services to such 4G MVNO customers. Clearwire Communications has customary indemnification obligations under the 4G MVNO Agreement. Clearwire Communications is permitted to terminate the 4G MVNO Agreement with respect to any 4G MVNO on such other 4G MVNOs:

•	failure to pay undisputed amounts;

•	material breach; or

•	dissolution, bankruptcy or written admission of inability to pay debts.

If Intel becomes a party to the 4G MVNO Agreement, Clearwire Communications is also permitted to terminate the 4G MVNO Agreement with respect to Intel if Clearwire Communications has the right to terminate the market development agreement entered into with Intel, which we refer to as the Intel Market Development Agreement, as a result of an event of default under the Intel Market Development Agreement. Each 4G MVNO is permitted to terminate the 4G MVNO on Clearwire Communications’:

•	material breach;

•	dissolution, bankruptcy or written admission of inability to pay debts; or

•	change in control (unless Sprint or any of its controlled affiliates is the surviving entity).

4G Authorized Sales Representative Agreement

At the Merger Closing, Clearwire Communications entered into an authorized sales representative agreement, which we refer to as the 4G ASR Agreement, pursuant to which Sprint may act as a non-exclusive sales representative on behalf of Clearwire Communications, to solicit subscribers to purchase

Clearwire Communications services. These subscribers will enter into service agreements with Clearwire Communications and will be customers of Clearwire Communications with respect to the services provided by Clearwire Communications. The 4G ASR Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 4G ASR Agreement.

3G National Retailer Agreement

At the Merger Closing, Sprint Solutions, Inc. and other Sprint affiliated entities, which we refer to collectively as the Sprint Entities, entered into a national retailer agreement, which we refer to as the 3G Retailer Agreement, pursuant to which Clearwire Communications may act as a non-exclusive sales representative on behalf of the Sprint Entities to solicit subscribers to purchase services from the Sprint Entities. These subscribers will enter into subscription agreements with Sprint Solutions, Inc. or another Sprint affiliate, and will be customers of such Sprint entity with respect to the services provided by Sprint. The 3G Retailer Agreement has an initial term of one year and may be extended beyond the initial one-year term only if neither party gives notice that it does not wish to extend the 3G Retailer Agreement.

Intel Market Development Agreement

At the Merger Closing, Clearwire Communications entered into the Intel Market Development Agreement, pursuant to which Clearwire Communications promotes the use of certain notebook computers and mobile Internet devices on our network, and Intel would develop, market, sell and support WiMAX embedded chipsets for use in certain notebook computers and mobile Internet devices that may be used on the Clearwire network. The Intel Market Development Agreement lasts for a term of seven years from the date of the agreement, with Intel having the option to renew the agreement for successive one-year terms up to a maximum of 13 additional years provided that Intel meets certain requirements. If Intel elects to renew the agreement for the maximum 20-year term, the agreement will thereafter automatically renew for successive one-year renewal periods until either party terminates the agreement. In addition, at any time during the initial seven-year term, Intel may elect to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement. Any election with respect to the 4G MVNO Agreement must be on the same terms and conditions as those offered to the other 4G MVNOs, and includes an obligation on Intel to bundle additional services with WiMAX access service. If Intel elects to become a party to the 4G MVNO Agreement or a party to both the 4G MVNO Agreement and the 3G MVNO Agreement, and if such election is made in the first three years of the Intel Market Development Agreement, the Intel Market Development Agreement will terminate three years from the date of the agreement. If such election is made more than three years after the date of the Intel Market Development Agreement but before the end of the seventh year of the Intel Market Development Agreement, then the Intel Market Development Agreement will terminate at the time such election becomes effective.

Under the Intel Market Development Agreement, Clearwire Communications will pay to Intel a portion of the access revenues received from some retail customers using certain Intel-based notebook computers, or other mutually agreed on devices on the Clearwire network, for a defined period of time, which we do not believe will have a significant impact on our profitability. Subject to certain qualifications, Clearwire Communications will also pay to Intel a one-time fixed payment for each new qualifying Intel-based device activated on Clearwire Communications’ network during the initial term. Intel has committed, subject to certain conditions and limitations, to help ensure, during a specified period, the commercial availability of notebook computers and mobile Internet devices that operate on the Clearwire network. In addition, Intel provides engineering and validation with respect to the use of certain notebook computers on the Clearwire network, including supporting interoperability testing. Subject to a number of conditions, Intel has committed to spend, or cause others to spend, specified amounts on marketing within the first seven-year period, and Clearwire Communications will spend, or cause others to spend, set amounts on marketing within a specified time frame. Intel has agreed to develop a co-branding construct to promote the Clearwire network and is also obligated to conduct direct marketing and indirect marketing programs and activities. Clearwire Communications has committed to achieving a minimum population coverage during the initial term.

Under the Intel Market Development Agreement, for a period of three years, Clearwire Communications is not permitted to commercially deploy any wireless broadband or data technology, except for WiMAX and complementary services (including Wi-Fi, for example). Clearwire Communications will be relieved of this restriction if WiMAX service does not meet the minimum performance requirements. The Intel Market Development Agreement provides that Intel and Clearwire Communications must become involved with Open Patent Alliance, LLC, an entity formed to protect and promote the global implementation of WiMAX and to create patent pools for licensing of patent claims essential to WiMAX technology, and make certain capital contributions when due to Open Patent Alliance, LLC. The Intel Market Development Agreement is terminable by either party without penalty on default of the other party. Subject to certain conditions, either party is permitted to transfer the agreement on the occurrence of a change in control.

Google Products and Services Agreement

At the Merger Closing, Clearwire Communications entered into a products and services agreement with Google, which we refer to as the Google Products and Services Agreement, pursuant to which Clearwire Communications and Google will collaborate on a variety of products and services. Google will provide advertising services to Clearwire Communications for use with certain websites and devices, and Clearwire Communications will utilize these Google advertising services on an exclusive basis for its retail customers. Google will pay Clearwire Communications a percentage of the revenue that Google generates from these advertising services. Google will also provide a suite of hosted communications services, including email, instant messaging and calendar functionality, to us for integration into our desktop portal offering. Furthermore, Clearwire Communications will support the open-source Android platform, will work with Google to offer certain other Google applications, and will explore working with Google on a variety of other potential products and services. The Google Products and Services Agreement has a term of three years.

Google Spectrum Agreement

At the Merger Closing, Clearwire Communications entered into a spectrum agreement with Google, which we refer to as the Google Spectrum Agreement, pursuant to which Clearwire Communications will make available to Google certain of its excess 2.5 GHz spectrum in various markets, if Clearwire Communications determines there is any, for experimental usage by Google and for development of alternative applications by third parties operating under the direction and approval of Clearwire Communications and Google. The third-party use of Clearwire’s spectrum beyond that used for WiMAX technology can not be utilized in a manner that will interfere with Clearwire Communications’ use of the spectrum for WiMAX technology, and will be subject to availability. The revenue generated from the spectrum usage other than for WiMAX technology, if any, must be shared by Google and Clearwire Communications. The Google Spectrum Agreement provides for an initial term of five years from the date of the agreement. The Google Spectrum Agreement is terminable by either party on default of the other party.

Master Site Agreement

At the Merger Closing, Clearwire Communications entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and Clearwire Communications established the contractual framework and procedures for the leasing of tower and antenna co-location sites to each other. Leases for specific sites will be negotiated by Sprint and Clearwire Communications on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from execution. The term of each lease for each specific site is five years, but the lessee has the right to extend the term for up to an additional 20 years. The lessee is responsible for payment of a monthly fee per site to the other party. The lessee is also responsible for the utility costs and for certain additional fees.

Master Agreement for Network Services

At the Merger Closing, Clearwire Communications entered into a master agreement for network services with the Sprint Entities, which we refer to as the Master Agreement for Network Services, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for

Clearwire Communications to purchase network services from the Sprint Entities. Clearwire Communications may order various services from the Sprint Entities, including IP network transport services, data center collocation, toll-free services and access to the following business platforms: voicemail, instant messaging services, location-based systems and media server services. Clearwire Communications is not obligated to purchase these services from the Sprint Entities. The Sprint Entities must provide a service level agreement that is consistent with the service levels provided to similarly situated customers. Pricing will be specified in separate product attachments for each type of service; in general, the pricing is based on the mid-point between fair market value of the service and the Sprint Entities’ fully allocated cost for providing the service. The term of the Master Agreement for Network Services is five years, but Clearwire Communications has the right to extend the term for an additional five years.

IT Master Services Agreement

At the Merger Closing, Clearwire Communications entered into an IT master services agreement with the Sprint Entities, which we refer to as the IT Master Services Agreement, pursuant to which the Sprint Entities and Clearwire Communications established the contractual framework and procedures for Clearwire Communications to purchase information technology, which we refer to as IT, application services from the Sprint Entities. Clearwire Communications may order various information technology application services from the Sprint Entities, including human resources applications, supply chain and finance applications, device management services, data warehouse services, credit/address check, IT help desk services, repair services applications, customer trouble management, coverage map applications, network operations support applications, and other services. The specific services requested by Clearwire Communications will be identified in Statements of Work to be completed by the Sprint Entities and Clearwire Communications. The Sprint Entities must provide service levels consistent with the service levels the Sprint Entities provide to their affiliates for the same services. Pricing will be specified in each separate Statement of Work for each type of service. The term of the IT Master Services Agreement is five years, but Clearwire Communications has the right to extend the term for an additional five years.

Equityholders’ Agreement

At the Merger Closing, the Company, the Participating Equityholders and Google entered into the Equityholders’ Agreement, which sets forth certain rights and obligations of the Participating Equityholders and Google and their permitted transferees and designees under the Equityholders’ Agreement, which we refer to collectively as the Equityholders, and each individually as an Equityholder, with respect to the governance of the Company, transfer restrictions on the Company common stock, rights of first refusal and pre-emptive rights, among other things. As the holders of approximately 89% of the total voting power of the Company following the First Investment Closing, the Participating Equityholders and Google together effectively have control of the Company.

Each of the Participating Equityholders and Google are a party to the Equityholders’ Agreement, which requires, among other things, the approval of:

•	75% of the voting power of all outstanding stock of the Company for certain actions, including any merger, consolidation, share exchange or similar transaction and any issuance of capital stock that would constitute a change of control of the Company or Clearwire Communications;

•	Sprint, Intel and the representative for the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, respectively, owns securities representing at least 5% of the outstanding voting power of the Company, in order to:

•	amend the Company’s Restated Certificate of Incorporation, its bylaws, or the Amended and Restated Operating Agreement governing Clearwire Communications, which we refer to as the Operating Agreement;

•	change the size of the Company’s Board of Directors;

•	liquidate the Company or Clearwire Communications or declare bankruptcy of the Company or its material subsidiaries;

•	effect any material capital reorganization of the Company or any of its material subsidiaries, including Clearwire Communications, other than a financial transaction (including securities issuances) in the ordinary course of business;

•	take any action that could cause Clearwire Communications or any of its material subsidiaries to be taxed as a corporation for federal income tax purposes; and

•	subject to certain exceptions, issue any Class B Common Stock or any equity interests of Clearwire Communications;

•	Eagle River, for so long as Eagle River and its permitted transferees under the Equityholders’ Agreement own at least 50% of the shares of the Company common stock received by it in the Merger Transactions, and the proposed action would disproportionately and adversely affect Eagle River, the public stockholders of the Company or the Company in its capacity as a member of Clearwire Communications, in order to amend the Charter, the Bylaws or the Operating Agreement or to change the size of the Board of Directors of the Company; and

•	each of Sprint, Intel and the Strategic Investors, as a group, so long as each of Sprint, Intel and the Strategic Investors, as a group, respectively, owns both (1) at least 50% of the number of shares of the Company common stock received by it in the Merger Transactions and (2) securities representing at least 5% of the outstanding voting power of the Company, in order for the Company to enter into a transaction involving the sale of a certain percentage of the consolidated assets of the Company and its subsidiaries to, or the merger of the Company with, certain specified competitors of the Participating Equityholders.

The Equityholders’ Agreement also contains provisions related to restrictions on transfer of Class A Common Stock and Class B Common Stock, rights of first offer and preemptive rights.

Operating Agreement

General

Clearwire Communications is governed by the Operating Agreement, which provides that the business and operations of Clearwire Communications will be managed by the Company, as managing member, and sets forth, among other things, certain transfer restrictions on membership interests in Clearwire Communications, rights of first refusal and preemptive rights.

Allocations and Distributions

Under the Operating Agreement, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members for capital account purposes and for tax purposes in a manner that results in the capital account balance of each member, immediately after making the allocation, being as nearly as possible equal to the amount of the distributions that would be made to the member if Clearwire Communications sold all of its assets for cash and distributed its net assets in liquidation. Under the Operating Agreement, liquidating distributions made by Clearwire Communications generally will be made on a pro rata basis to the holders of Class A Common Interests and Class B Common Interests. Accordingly, it is expected that, subject to the discussion of Section 704(c) immediately below, items of income, gain, loss or deduction of Clearwire Communications generally will be allocated among the members, including the Company, on a pro rata basis in proportion to the number of Clearwire Communications Class A Common Interests and Clearwire Communications Class B Common Interests, which we refer to collectively as the Common Interests, held by each member.

The Company and Sprint transferred to Clearwire Communications assets, which we refer to as built-in gain assets, whose fair market value is greater than the current basis of those assets for tax purposes. Section 704(c) of the Code and the Treasury regulations thereunder require taxpayers that contribute built-in-gain property to a partnership to take into account the difference between the value of the contributed property for capital account purposes (initially equal to the fair market value of the contributed property on contribution) and the tax basis of the property through allocations of income, gain, loss and deduction of the partnership, using one of the permissible methods described in the Treasury regulations under Section 704(c). Under the Operating Agreement, all of the built-in gain assets contributed by the Company and 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “remedial” method. Under that method, the non-contributing members will be allocated “phantom” tax amortization deductions in the amount necessary to cause their tax amortization deductions to be equal to their amortization with respect to the built-in gain assets for capital account purposes, and the contributing member (the Company, in the case of Old Clearwire assets) will be allocated a matching item of “phantom” ordinary income. Under the Operating Agreement, the remaining 50% of the built-in gain in the assets contributed by Sprint will be accounted for under the so-called “traditional” method. Under that method, the tax amortization deductions allocated to the non-contributing members with respect to a built-in gain asset are limited to the actual tax amortization arising from that asset. The effect of the traditional method is that some of the burden of the built-in gain on a built-in gain asset is shifted to the non-contributing members, in the form of reduced tax amortization deductions.

If Clearwire Communications sells a built-in gain asset in a taxable transaction, then the tax gain on the sale of the asset generally will be allocated first to the contributing member (the Company or Sprint) in an amount up to the remaining (unamortized) portion of the built-in gain that was previously credited to the Company or Sprint (as the case may be) for capital account purposes.

In general, under the Operating Agreement, Clearwire Communications may make distributions to its members, including the Company, from time to time at the discretion of the Company, in its capacity as managing member of Clearwire Communications. Such distributions generally will be made to the members, including the Company, on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member at the record date for the distribution. Clearwire Communications generally may not make any distributions, other than tax distributions, to its members unless a corresponding distribution or dividend is paid by the Company to its stockholders contemporaneously with the distributions made to the members of Clearwire Communications.

If the Company would be liable for tax on the income and gains of Clearwire Communications allocated to it under the Operating Agreement, then three business days prior to each date on which the Company is required to make a deposit or payment of taxes, Clearwire Communications will be required to make distributions to its members, generally on a pro rata basis in proportion to the number of Clearwire Communications Common Interests held by each member, in amounts so that the aggregate portion distributed to the Company in each instance will be the amount necessary to pay all taxes then reasonably determined by the Company to be payable with respect to its distributive share of the taxable income of Clearwire Communications (including any items of income, gain, loss or deduction allocated to the Company under the principles of Section 704(c) of the Code), after taking into account all net operating loss deductions and other tax benefits reasonably expected to be available to the Company.

Exchange of Interests

The Operating Agreement provides that holders of Class B Common Interests (other than the Company and its subsidiaries) have the right to exchange one Class B Common Interest and one share of Class B Common Stock for one share of Class A Common Stock, subject to adjustment of the exchange rate as provided in the Operating Agreement. In addition, under the Operating Agreement, a Participating Equityholder may effect an exchange of Class B Common Interests and Class B Common Stock for Class A Common Stock by transferring to the Company a holding company that owns the Class B Common Interests and Class B Common Stock in a transaction which the Operating Agreement refers to as a holding company exchange. At any time that a share of Class B Common Stock is exchanged for a share of Class A Common Stock, one Class B Common Interest will be cancelled without any further consideration, and one Class A Common Interest and one voting equity interest in Clearwire Communications, which we refer to as the Clearwire Communications Voting Interests, will be issued to the Company. In general, at any time that shares of Class A Common Stock are redeemed, repurchased, acquired, cancelled or terminated by the Company, the managing member will cause the same number of Class A Common Interests and the same number of

Clearwire Communications Voting Interests held by the Company to be redeemed, repurchased, acquired, cancelled or terminated by Clearwire Communications for the same consideration, if any, as the consideration paid by the Company for the Class A Common Stock, with the intention that the number of Class A Common Interests held by the Company will equal the number of shares of Class A Common Stock outstanding.

At any time that the Company issues any equity securities (other than compensatory options issued pursuant to an incentive plan or equity securities issued to fund other business activities of the Company that have been approved by the Company’s Board of Directors), the following will occur: (1) the Company will contribute to the capital of Clearwire Communications an amount of cash equal to the issue price of the Class A Common Stock or other equity securities and (2) Clearwire Communications will issue Clearwire Communications Common Interests or other securities as follows: (a) in the case of an issuance of a number of shares of Class A Common Stock, Clearwire Communications will issue an equal number of Class A Common Interests to the Company and an equal number of Clearwire Communications Voting Interests registered in the name of the Company; and (b) in the case of an issuance of any securities not covered under (a) above, Clearwire Communications will issue to the Company an equal number of Clearwire Communications Common Interests or other securities (including Clearwire Communications Voting Interests, if applicable) with rights, terms and conditions that are substantially the same as those of the Company equity securities issued.

Restrictions on Transfer

Subject to certain conditions, members may transfer their interests in Clearwire Communications (either with or without the corresponding shares of Class B Common Stock) to then-existing holders of interests in Clearwire Communications or to certain affiliates of the member. However, the Operating Agreement provides that each member of Clearwire Communications will not permit its interests in Clearwire Communications to be held (whether by initial holders or transferees) by more than a specified number of holders, and will not transfer (whether directly or indirectly) any interest in Clearwire Communications, or take any other action, that would result in Clearwire Communications having more than 100 partners for United States federal income tax purposes.

Further, a member or its transferee may transfer its interests in Clearwire Communications only on notice to Clearwire Communications, in accordance with the Operating Agreement and, in the case of a transferee, on delivery of a required transfer agreement to Clearwire Communications. Unless certain conditions are satisfied, none of the Participating Equityholders or their permitted transferees may transfer their respective interests in Clearwire Communications if such transfer or transfers would result in the transferee having voting power in the Company equal to or greater than 50% of the voting power that Sprint had at the Merger Closing, as adjusted pursuant to the Merger Agreement. A member that is a “Securities Holding Company” (as defined in the Operating Agreement) may transfer its interests in Clearwire Communications through the transfer by the holder of 100% of the securities in such Securities Holding Company of all of its securities in such Securities Holding Company, subject to certain restrictions.

Preemptive Rights

If Clearwire Communications proposes to issue any new equity securities, other than in certain issuances, each member of Clearwire Communications, including Eagle River, but excluding the Company, has the right to purchase its pro rata share of such equity securities, based on the number of equity securities held by such holder before such issuance. Eagle River’s pro rata share will be determined based on the number of equity securities that correspond to the number of shares of the Company’s common stock that Eagle River would have been entitled to purchase as its pro rata share under the Equityholders’ Agreement had the issued equity securities been common stock issued by the Company.

Rights of First Offer

If a member desires to transfer any of its Clearwire Communications Common Interests to a person other than a member or permitted transferee of such member, it must first offer to sell such Clearwire Communications Common Interests to the other members, including Eagle River, on the same terms and conditions as it had proposed to make such transfer. The subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their ownership of Clearwire Communications Common Interests. If the other members accept the offer, collectively, for all but not less than all of the subject Clearwire Communications Common Interests, the members will consummate such purchase. If the offer to the other members is over-subscribed, the subject Clearwire Communications Common Interests will be allocated among the accepting members pro rata based on their then ownership of Clearwire Communications Common Interests. If the offer to the other members is not fully subscribed, the offer shall be deemed to have been rejected and the selling member may proceed with the proposed sale, subject to certain limitations. Certain transfers are not subject to this right of first offer, however, including transfers that are part of a business combination that constitutes a change of control of the Company or Clearwire Communications and certain “spin-off” transactions.

Tag-along Rights

If the “Principal Member” (as defined in the Operating Agreement) elects to sell all or any portion of its Clearwire Communications Common Interests, which we refer to as the Sale Interests, in a transaction after which the transferee would hold voting power of Clearwire Communications greater than 50% of the voting power that Sprint had at the Merger Closing, as adjusted pursuant to the Merger Agreement, each other member (excluding the Company, but including Eagle River) will have the option to sell a pro rata portion of its Clearwire Communications Common Interests, instead of the Sale Interests, and the number of Sale Interests to be sold by the Principal Member will be reduced by the applicable number of Clearwire Communications Common Interests to be included in the sale by the other members.

Other Tax Matters

The Operating Agreement provides that Clearwire Communications will be treated as a partnership for federal and all applicable state and local income tax purposes unless the Company causes Clearwire Communications to be treated other than as a partnership in accordance with, and subject to the conditions of, the Equityholders’ Agreement.

Unless there is a “bona fide non-tax business need” (as defined in the Operating Agreement) for doing so, Clearwire Communications and its subsidiaries are precluded from entering into a taxable disposition of former Clearwire Corporation assets or former Sprint assets that are intangible property and that would cause the recognition of built-in gain in excess of $10 million to be allocated to the Company or Sprint under Section 704(c) of the Code during any period of 36 months. Certain notification procedures must be complied with prior to Clearwire Communications entering into such a disposition.

If Clearwire Communications or any of its subsidiaries enters into a transaction that results in the recognition of any portion of the built-in gain with respect to a former Sprint asset, subject to certain exceptions, Clearwire Communications is required, upon request by Sprint, to make a tax loan to Sprint on specified terms. The principal amount of any tax loan to Sprint will be the amount by which the built-in gain recognized by Sprint on the sale of former Sprint assets exceeds any tax losses allocated by Clearwire Communications to Sprint in the taxable year in which the sale of such built-in gain assets occurs, multiplied by specified tax rates. Interest on any tax loan will be payable by Sprint semiannually at a specified floating rate.

Amendment

The Operating Agreement may be amended by the written consent of the managing member, members (other than the managing member) collectively holding a percentage interest of at least 66 2/3% in Clearwire Communications, the independent designees nominated to the Company’s Board of Directors, and each of Sprint, Intel, and the Strategic Investors as a group, for so long as Sprint, Intel or the Strategic Investors as a group, respectively, has a percentage interest of at least 5% in the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information regarding the beneficial ownership of shares of Class A Common Stock and Class B Common Stock as of November 13, 2009 and shows the number of and percentage owned by:

•	each person who is known by us to own beneficially more than 5% of Class A Common Stock or Class B Common Stock;

•	each member of the Company’s Board of Directors;

•	each of the Company’s executive officers; and

•	all members of the Company’s Board of Directors and the Company’s executive officers as a group.

Except as indicated in the footnotes to this table (1) each person has sole voting and investment power with respect to all shares attributable to such person and (2) each person’s address is c/o Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033.

The ownership percentages listed below (i) reflect the consummation of the First Investment Closing, which occurred on November 13, 2009, (ii) also reflect beneficial ownership of shares to be acquired by each of the Participating Equityholders upon the consummation of the Second Investment Closing and Third Investment Closing, which have not yet occurred and which remain subject to the satisfaction of applicable closing conditions, and (iii) do not include any shares that may be issued in respect of Over-Allotment Fees. See “The Investment Agreement and Related Matters—The Investment Agreement—The Private Placement.” While the respective ownership percentages of the Participating Equityholders may change as a result of the Rights Offering, each of the Participating Equityholders will maintain significant voting power in the Company.

5% Stockholders:	Class A(1)	% of Class A	Class B	% of Class B	% Voting

Sprint HoldCo LLC(2)(3)	530,436,562	73.0%	530,436,562	71.5%	56.5%
Intel Corporation(2)(4)	102,404,811	39.0%	65,644,812	8.8%	10.9%
Comcast Corporation(2)(5)	88,504,132	31.0%	88,504,132	11.9%	9.4%
Eagle River Holdings, LLC(2)(6)	39,639,803	19.8%	2,728,512	*	4.1%
Google Inc.(2)(7)	29,411,765	15.0%	—	—	3.1%
Time Warner Cable Inc.(2)(8)	46,404,782	19.1%	46,404,782	6.3%	4.9%
Entities affiliated with Fidelity(9)	20,700,623	10.5%	—	—	2.2%
Executive Officers and Directors:
William T. Morrow	—	—	—	—	—
Erik E. Prusch	—	—	—	—	—
Benjamin G. Wolff(10)	2,847,208	1.4%	—	—	*
John A. Butler(11)	729,166	*	—	—	*
Perry S. Satterlee(12)	1,306,665	*	—	—	*
R. Gerard Salemme(13)	1,492,697	*	—	—	*
Scott G. Richardson(14)	555,173	*	—	—	*
Craig O. McCaw(15)	41,468,135	20.5%	2,728,512	*	4.1%
Daniel R. Hesse(16)	530,436,562	73.0%	530,436,562	71.5%	56.5%
Jose A. Collazo	—	—	—	—	—
Keith O. Cowan	—	—	—	—	—
Peter L.S. Currie(17)	352,804	*	—	—	*
Steven L. Elfman	—	—	—	—	—
Dennis S. Hersch	—	—	—	—	—
Frank Ianna	—	—	—	—	—
Sean M. Maloney	—	—	—	—	—
Brian P. McAndrews(18)	40	*	—	—	*
Theodore H. Schell	—	—	—	—	—
John W. Stanton(19)	1,788,435	*	—	— *
All directors and executive officers as a group (28 persons)	582,315,458	78.8%	533,165,074	71.8%	61.0%

*	Less than 1%.

(1)	Shares of Class A Common Stock beneficially owned and the respective percentages of beneficial ownership of Class A Common Stock assumes the conversion of all shares of Class B Common Stock beneficially owned by such person or entity into Class A Common Stock, and the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of November 13, 2009. Shares issuable pursuant to the conversion of Class B Common Stock or the exercise of stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such shares of Class B Common Stock, options or warrants for computing the percentage of outstanding common stock beneficially owned by such person, but are not deemed outstanding for computing the percentage of outstanding common stock beneficially owned by any other person. The respective percentages of beneficial ownership of Class A Common Stock beneficially owned is based on 196,587,715 shares of Class A Common Stock and 673,054,795 shares of Class B Common Stock outstanding as of November 13, 2009, plus 60,066,824 shares of Class B Common Stock to be issued in the Second Investment Closing and 9,071,621 shares of Class B Common Stock to be issued in the Third Investment Closing.

(2)	Pursuant to the Equityholders’ Agreement, which includes a voting agreement under which the parties to the Equityholders’ Agreement and their respective affiliates share the ability to elect a majority of the Company’s directors, each of Sprint, Comcast, Eagle River, Bright House Networks, Time Warner Cable, Google and Intel may be deemed to beneficially own the shares beneficially owned by each other, including through their subsidiaries or affiliates, including, 478,450,109 shares of Class B Common Stock issued to Sprint HoldCo LLC, which we refer to as the Sprint Shares; 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment I, Inc., which we refer to as the Comcast I Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment II, Inc., which we refer to as the Comcast II Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment III, Inc., which we refer to as the Comcast III Shares, 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment IV, Inc., which we refer to as the Comcast IV Shares, and 12,352,941 shares of Class B Common Stock issued to Comcast Wireless Investment V, Inc., which we refer to as the Comcast V Shares, and 18,075,018 shares of Class B Common Stock issued to Comcast Wireless Investment VI, Inc., which, together with the Comcast I Shares, the Comcast II Shares, the Comcast III Shares, the Comcast IV Shares and the Comcast V Shares, we refer to as the Comcast Shares; 37,767,347 shares of Class A Common Stock and 1,844,389 shares of Class B Common Stock issued to Eagle River Holdings LLC, which we refer to as the Eagle River Shares; 7,634,523 shares of Class B Common Stock beneficially owned by BHN Spectrum Investments, LLC, a subsidiary or affiliate of Bright House Networks and which we refer to as the Bright House Networks Shares; 13,950,516 shares of Class B Common Stock issued to TWC Wireless Holdings I LLC, which we refer to as the TWC I Shares, 13,950,516 shares of Class B Common Stock issued to TWC Wireless Holdings II LLC, which we refer to as the TWC II Shares, and 13,950,515 shares of Class B Common Stock issued to TWC Wireless Holdings III LLC, which, together with the TWC I and TWC II Shares, we refer to as the Time Warner Cable Shares; 29,411,765 shares of Class A Common Stock beneficially owned by Google Inc., which we refer to as the Google Shares; and 3,333,333 shares of Class A Common Stock beneficially owned by Intel Capital (Cayman) Corporation, which we refer to as the Intel Cayman Shares, 33,333,333 shares of Class A Common Stock beneficially owned by Intel Capital Corporation, a subsidiary of Intel, which we refer to as the Intel Capital Shares, 21,144,834 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008A, which we refer to as the Intel 2008A Shares, 21,144,835 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008B, which we refer to as the Intel 2008B Shares, 21,144,835 shares of Class B Common Stock issued to Intel Capital Wireless Investment Corporation 2008C, which we refer to as the Intel 2008C Shares, and 93,333 shares of Class A Common Stock issuable on exercise of warrants issued to Middlefield Ventures, Inc., a wholly-owned subsidiary of Intel, which, together with the Intel Cayman Shares, the Intel Capital Shares, the Intel 2008A Shares, the Intel 2008B Shares and the Intel 2008C Shares, we refer to as the Intel Shares and the shares expected to be issued in the Second Investment Closing and Third Investment Closing as described in the footnotes below. Each of the above-referenced stockholders disclaims beneficial ownership of the shares of capital stock held by such other stockholder, except to the extent of its pecuniary interest therein.

(3)	Includes the Sprint Shares, 45,165,171 shares of Class B Common Stock expected to be issued in the Second Investment Closing and 6,821,282 shares of Class B Common Stock expected to be issued in the Third Investment Closing. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.

(4)	Includes the Intel Shares, 1,920,316 shares of Class B Common Stock expected to be issued in the Second Investment Closing and 289,992 shares of Class B Common Stock expected to be issued in the Third Investment Closing. The address of each holder of Intel Shares is 2200 Mission College Boulevard, Santa Clara, California 95054-1549.

(5)	Includes the Comcast Shares, 7,527,639 shares of Class B Common Stock expected to be issued in the Second Investment Closing and 1,136,770 shares of Class B Common Stock expected to be issued in the Third Investment Closing. The address of such stockholder is One Comcast Center, 1701 John F. Kennedy Boulevard, Philadelphia, Pennsylvania 19103.

(6)	Includes the Eagle River Shares, 768,127 shares of Class B Common Stock expected to be issued in the Second Investment Closing, 115,996 shares of Class B Common Stock expected to be issued in the Third Investment Closing and 988,333 shares of Class A Common Stock issuable on exercise of warrants. Eagle River is controlled by Mr. McCaw. The manager of Eagle River is Eagle River, Inc., an entity controlled by and wholly-owned by Mr. McCaw. The address of such stockholder is 2300 Carillon Point, Kirkland, Washington 98033.

(7)	Includes the Google Shares. The address of such stockholder is 1600 Amphitheatre Parkway, Mountain View, California 94043.

(8)	Includes the Time Warner Cable Shares, 3,955,851 shares of Class B Common Stock expected to be issued in the Second Investment Closing and 597,384 shares of Class B Common Stock expected to be issued in the Third Investment Closing. The address of each holder of Time Warner Cable Shares is 60 Columbus Circle, New York, New York 10023.

(9)	Based on the most recently available Schedule 13G/A filed with the SEC on November 10, 2009, includes 18,255,013 shares of Class A Common Stock beneficially owned by Fidelity Management & Research Company, which we refer to as Fidelity, in its capacity as an investment advisor; 500 shares of Class A Common Stock beneficially owned by Strategic Advisers, Inc., in its capacity as an investment advisor; and 1,918,400 shares of Class A Common Stock beneficially owned by FIL Limited, which we refer to as FIL. Fidelity and Strategic Advisers, Inc. are wholly owned subsidiaries of FMR LLC, a parent holding company. FIL operates as an entity independent of FMR LLC. Edward C. Johnson III and members of his family own approximately 49% of the voting power of FMR LLC, and approximately 47% of the voting power of FIL and have certain other rights to influence the management of these entities. According to the Schedule 13G/A filed by FMR LLC on November 10, 2009, FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation. However, FMR LLC filed the Schedule 13G/A on November 10, 2009 on a voluntary basis as if all of the shares were beneficially owned by FMR LLC and FIL on a joint basis. The address of Fidelity and Strategic Advisers, Inc. is 82 Devonshire Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. In addition, 135,200 shares of Class A Common Stock are beneficially owned by Pyramis Global Advisors, LLC, which we refer to as PGALLC, an indirect wholly owned subsidiary of FMR LLC, and 391,510 shares of Class A Common Stock are beneficially owned by Pyramis Global Advisors Trust Company, which we refer to as PGATC, an indirect wholly owned subsidiary of FMR LLC. Both entities hold the shares as a result of serving as investment advisor to institutional accounts. The address of PGALLC and PGATC is 900 Salem Street, Smithfield, Rhode Island 02917.

(10)	Includes options to purchase 2,328,332 shares of Class A Common Stock, and 518,876 shares of Class A Common Stock issued upon vesting of RSUs and held directly. Mr. Wolff is the President of Eagle River and Eagle River, Inc., the manager of Eagle River, and may be deemed to beneficially own the shares held by Eagle River, and Mr. Wolff disclaims such beneficial ownership. By virtue of the Equityholders’ Agreement, Mr. Wolff may be deemed to beneficially own the Sprint Shares, the Comcast Shares, the Bright House Networks Shares, the Time Warner Cable Shares, the Google Shares and the Intel Shares and Mr. Wolff disclaims such beneficial ownership. Mr. Wolff served as the Company’s Chief Executive Officer until March 9, 2009.

(11)	Includes options to purchase 694,166 shares of Class A Common Stock and 35,000 shares of Class A Common Stock issued upon vesting of RSUs and held directly. In connection with the consummation of the Merger Transactions, Mr. Butler resigned his position as Chief Financial Officer of the Company.

(12)	Includes options to purchase 903,332 shares of Class A Common Stock, 70,000 shares of Class A Common Stock issued upon vesting of RSUs and 333,333 shares of Class A Common Stock granted in the form of restricted stock on August 16, 2004, which includes 50,000 shares of Class A Common Stock issued in the name of PSS-MSS Limited Partnership. Mr. Satterlee is the General Partner of PSS-MSS Limited Partnership. Mr. Satterlee resigned from his position with the Company in May 2009.

(13)	Includes options to purchase 1,257,915 shares of Class A Common Stock, 234,782 shares of Class A Common Stock issued upon vesting of RSUs.

(14)	Includes options to purchase 489,583 shares of Class A Common Stock, 31,257 shares of Class A Common Stock issued upon vesting of RSUs 33,333 shares of Class A Common Stock granted in the form of restricted stock on February 12, 2007 and 1,000 shares of Class A Common Stock. Mr. Richardson resigned from his position with the Company in September, 2009.

(15)	Includes options to purchase 1,666,666 shares of Class A Common Stock, 111,666 shares of Class A Common Stock held by CWCI LLC, the Eagle River Shares, 768,127 shares of Class B Common Stock expected to be issued to Eagle River in the Second Investment Closing, 115,996 shares of Class B Common Stock expected to be issued to Eagle River in the Third Investment Closing and 988,333 shares of Class A Common Stock issuable on exercise of warrants issued to Eagle River. Mr. McCaw owns all of the voting membership interests in Eagle River and also controls and wholly-owns Eagle River, Inc., the manager of Eagle River. Mr. McCaw is a member and manager of CWCI LLC. Accordingly, Mr. McCaw may be deemed to share the power to vote or to direct the vote of and dispose or direct the disposition of Class A Common Stock beneficially owned by CWCI LLC. The reporting person disclaims beneficial ownership in the Class A Common Stock owned by CWCI LLC except to the extent of his pecuniary interest therein. By virtue of the Equityholders’ Agreement, Mr. McCaw may be deemed to beneficially own the Sprint Shares, the Comcast Shares, the Bright House Networks Shares, the Time Warner Cable Shares, the Google Shares and the Intel Shares and Mr. McCaw disclaims such beneficial ownership.

(16)	Mr. Hesse is the Chief Executive Officer, President and director of Sprint. Includes 478,450,109 shares of Class B Common Stock issued to Sprint. Mr. Hesse disclaims beneficial ownership of the shares of Class B Common Stock held by Sprint, except to the extent of his pecuniary interest therein. By virtue of the Equityholders’ Agreement, Mr. Hesse may be deemed to beneficially own the Comcast Shares, the Bright House Networks Shares, the Eagle River Shares, the Time Warner Cable Shares, the Google Shares and the Intel Shares and Mr. Hesse disclaims such beneficial ownership. The address of such stockholder is 6200 Sprint Parkway, Overland Park, Kansas 66251.

(17)	Includes options to purchase 35,832 shares of Class A Common Stock.

(18)	Includes 40 shares of Class A Common Stock issued in the name of LKM Investments LLC, an entity managed by the stockholder.

(19)	Includes 1,000,100 shares of Class A Common Stock held directly, 588,235 shares of Class A Common Stock issued in the name of CW Investment Holdings LLC, an affiliate of the stockholder, 100,000 shares of Class A Common Stock issued in the name of The Aven Foundation, 100,000 shares of Class A Common Stock issued in the name of The Stanton Family Trust and 100 shares held in the name of the stockholder’s son. Mr. Stanton shares control of The Aven Foundation and disclaims beneficial ownership of the securities held by this entity. Mr. Stanton shares control of The Stanton Family Trust and disclaims beneficial ownership of these securities except to the extent of his pecuniary interest and investment control therein.

STOCKHOLDERS SHARING AN ADDRESS

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting the Company at: Clearwire Corporation, 4400 Carillon Point, Kirkland, Washington 98033, Attention: Investor Relations, or by calling (800) 937-5449. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

* * * * * * * * * * * * * * *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By order of the Board of Directors

Broady R. Hodder
Secretary
Clearwire Corporation

November 30, 2009
Kirkland, Washington

APPENDIX A

AMENDMENT TO

CLEARWIRE CORPORATION RESTATED CERTIFICATE OF INCORPORATION

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CLEARWIRE CORPORATION

Clearwire Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is Clearwire Corporation.

2. The date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware was May 14, 2008.

3. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware with an effective time of 1:00 a.m. Eastern Standard Time on November 28, 2008 (the “Restated Charter”).

4. The Restated Charter was amended by the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware on November 26, 2008.

5. The Restated Charter of the Corporation is hereby amended by striking out the first sentence of Section 4.1 thereof and by substituting in lieu of said sentence the following new first sentence in Section 4.1:

Section 4.1 Capitalization. The total number of shares of all classes of stock that the Corporation is authorized to issue is 2,515,000,000 shares, consisting of 15,000,000 shares of Preferred Stock, par value $.0001 per share (“Preferred Stock”), 1,500,000,000 shares of Class A Common Stock, par value $.0001 per share (“Class A Common Stock”), and 1,000,000,000 shares of Class B Common Stock, par value $.0001 per share (“Class B Common Stock”) together with the Class A Common Stock, the “Common Stock”).

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Certificate of Incorporation of Clearwire Corporation as of the   day of      2009.

CLEARWIRE CORPORATION

By:  Name:
Title:

A-1